CitiFirst
PROTECTION

NOTES | DEPOSITS | CERTIFICATES

Market-Linked Notes Based on the Value of the Russell 2000® Index
due       , 2015

Citigroup Funding Inc.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

February , 2012

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2012

Citigroup Funding Inc.	February , 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0196 Registration Statements Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Market-Linked Notes Based on the Value of the Russell 2000® Index due    , 2015
These Market-Linked Notes, which we refer to as the notes, offer the potential for a positive return at maturity based on the percentage increase, if any, in the closing value of the Russell 2000® Index from the pricing date to the valuation date (as measured solely on those two dates).  Unlike ordinary debt securities, the notes do not pay any interest.  At maturity, investors in the notes will receive (i) a return of the full principal amount of the notes, and (ii) if and only if the closing value of the Russell 2000® Index is greater on the valuation date than on the pricing date, an additional amount, which we refer to as the note return amount.  The note return amount, if any, will represent a return on the notes equal to the percentage increase, if any, in the closing value of the Russell 2000® Index from the pricing date to the valuation date (as measured solely on those two dates).  However, if the closing value of the Russell 2000® Index on the valuation date is greater than the upside knock-out value, which is 124% of the closing value of the Russell 2000® Index on the pricing date, the note return amount will be equal to 6% of the principal amount per note, regardless of how significantly the Russell 2000® Index has appreciated.  If the closing value of the Russell 2000® Index is lower on the valuation date than on the pricing date, you will receive no return on your investment in the notes.  The notes are senior unsecured obligations of Citigroup Funding Inc., and all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.  All payments on the notes are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.
Aggregate principal amount:	$
Principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	February , 2012 (expected to be February 23, 2012)
Original issue date:	February , 2012 (three business days after the pricing date)
Valuation date:	, 2015 (three business days prior to the maturity date), subject to postponement for non-underlying index business days and certain market disruption events.
Maturity date:	, 2015 (expected to be between February 2015 and August 2015). The actual maturity date will be determined on the pricing date.
Underlying index:	Russell 2000® Index
Principal due at maturity:	Full principal amount due at maturity
Payment at maturity:	For each note, the $1,000 principal amount per note, plus the note return amount, which may be zero or positive
Note return amount per note:
•    If the final index value is less than or equal to the initial index value:
$0
•    If the final index value is greater than the initial index value but less than or equal to the upside knock-out value:
$1,000 × the index return percentage
•    If the final index value is greater than the upside knock-out value:
$60 (6% of the principal amount per note)
The note return amount will never be greater than $240 per note (24% of the principal amount per note), and your payment at maturity will never be greater than $1,240 per note.  The note return amount will be $0 if the final index value is less than or equal to the initial index value.

Upside knock-out value:	(124% of the initial index value)
Index return percentage:	(final index value – initial index value) / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
CUSIP:	1730T0WA3
ISIN:	US1730T0WA32
Listing:	The notes will not be listed on any securities exchange and, accordingly, will have limited or no liquidity.
Underwriter:
Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal. See “Fact sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer(2)
Per note	$1,000.00	$30.00	$970.00
Total	$	$	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, will receive an underwriting fee of up to $30.00 for each note sold in this offering. The actual underwriting fee per note will be equal to $30.00 for each note sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Selected dealers not affiliated with Citigroup Global Markets Inc. will receive a selling concession of up to $30.00 for each note they sell.  Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $30.00 for each note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  You should refer to “Risk Factors,” “Fact Sheet—Fees and selling concessions” “ and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.
(2) The per note proceeds to Citigroup Funding Inc. indicated above represent the minimum per note proceeds to Citigroup Funding Inc. for any note, assuming the maximum per note underwriting fee of $30.00. As noted in footnote (1), the underwriting fee is variable. You should refer to “Risk Factors,” “Fact Sheet—Fees and selling concessions” “ and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement filed on July 13, 2011: http://www.sec.gov/Archives/edgar/data/831001/000119312511187654/d424b2.htm
Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

Investment Overview
Market-Linked Notes
The Market-Linked Notes Based on the Value of the Russell 2000® Index due    , 2015 (the “notes”) can be used:

■
As an alternative to direct exposure to the underlying index that provides for the full return of principal at maturity while also providing the potential for a positive return at maturity based on the percentage increase, if any, in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates), so long as the final index value is not greater than the upside knock-out value; however, by investing in the notes, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of February 2, 2012, yield an average of 1.39% per year.  If the average dividend yield remained constant for the term of the notes, this would be equivalent to between 4.17% and 4.87% (calculated on a simple interest basis) over the approximately 3-year to 3.5-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you;

■
To obtain 1-to-1 exposure to any increase in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates) in scenarios in which the closing value of the underlying index has not increased by more than 24% from the pricing date to the valuation date; and

■
To receive a fixed total return of 6% in scenarios in which the closing value of the underlying index has increased by more than 24% from the pricing date to the valuation date (as measured solely on those two dates).

Maturity:	Approximately 3 to 3.5 years (to be determined on the pricing date)

Payment at maturity:
For each note, the $1,000 principal amount, plus a note return amount equal to:

•     If the final index value is less than or equal to the initial index value:
$0
•     If the final index value is greater than the initial index value but less than or equal to the upside knock-out value:
$1,000 × the index return percentage
•     If the final index value is greater than the upside knock-out value:
$60 (6% of the principal amount per note)

Principal due at maturity:	Full principal amount due at maturity

Maximum payment at maturity:	$1,240 per note ($1,060 per note if the final index value is greater than the upside knock-out value)

Coupon:	None

Exchange listing:	None; accordingly, there may be limited or no liquidity for the notes

All payments on the notes are subject to the credit risk of Citigroup Inc.

Russell 2000® Index Overview

The Russell 2000® Index is published by Russell Investment Group and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index.  See “Annex A” of the accompanying product supplement for a description of the Russell 2000® Index.

Information as of market close on February 2, 2012:

Bloomberg Ticker Symbol:	RTY
Current Closing Value:	812.89
52 Weeks Ago (on 2/3/2011):	798.63
52 Week High (on 4/29/2011):	865.29
52 Week Low (on 10/03/2011):	609.49

February 2012	PS-2

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

Russell 2000® Index – Daily Closing Values January 3, 2007 to February 2, 2012

February 2012	PS-3

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

Key Investment Rationale

Subject to the credit risk of Citigroup Inc., at maturity you will receive for each note you hold a payment equal to the $1,000 principal amount per note plus a note return amount, which may be zero, based on the percentage increase, if any, in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).  However, if the final index value is greater than the upside knock-out value, the note return amount will be a fixed 6% of the principal amount per note.

The notes are designed for investors who seek the full return of principal at maturity while also obtaining potential upside exposure to the underlying index and, in exchange for those features, are willing to forgo market interest rates and accept the risk that the total return on their investment will be fixed at 6% if the final index value is greater than the upside knock-out value.  Before you invest in the notes, you should understand how the payment at maturity is calculated and that the notes will significantly underperform the underlying index if the underlying index appreciates more than 24% from the pricing date to the valuation date.  You should also understand that you will receive no return on your investment in the notes if the final index value is less than the initial index value.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of February 2, 2012, yield an average of 1.39% per year.  If the average dividend yield remained constant for the term of the notes, this would be equivalent to between 4.17% and 4.87% (calculated on a simple interest basis) over the approximately 3-year to 3.5-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the notes.

Payment Scenario 1	The final index value is less than or equal to the initial index value. The note return amount will be $0 and you will receive your principal amount at maturity.

Payment Scenario 2
The final index value is greater than the initial index value but less than or equal to the upside knock-out value.  The note return amount per note will be equal to the principal amount multiplied by the percentage increase in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates), and the payment at maturity of the notes will be greater than $1,000 but less than or equal to $1,240 per note.

Payment Scenario 3
The final index value is greater than the upside knock-out value.  The note return amount will be $60 per note, and the investor will receive a payment at maturity of $1,060 per note, regardless of how significantly the underlying index has appreciated.

Summary of Selected Key Risks (see page PS-13)

■	You may not receive any return on your investment in the notes.

■	If the final index value is greater than the upside knock-out value, your total return on the notes will be limited to 6% and the notes will significantly underperform the underlying index.

■	Historically, the closing value of the underlying index has been volatile.

■	The yield on the notes may be lower than the yield on a standard debt security of comparable maturity.

■	The appreciation potential of the notes is limited to a maximum payment at maturity of $1,240 (124% of the principal amount) per note.

■	Secondary market sales of the notes may result in a loss of principal.

■	The market value of the notes will be influenced by many unpredictable factors.

■
The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated change to its credit ratings or its credit spreads may adversely affect the market value of the notes.

■
Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

■	Adjustments to the underlying index could adversely affect the value of the notes.

■	You will have no rights against the publisher of the underlying index or any issuer of any stock included in the underlying index.

■	The historical performance of the underlying index is not an indication of the future performance of the underlying index.

■	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

February 2012	PS-4

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

■	The notes will not be listed on any securities exchange, and secondary trading may be limited.

■	The calculation agent, which is an affiliate of the ours, will make determinations with respect to the notes.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes.

February 2012	PS-5

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding Inc (“Citigroup Funding”).  All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.  The notes will pay no interest and have the terms described in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.  All payments due on the notes are subject to the credit risk of Citigroup Inc.

Key Dates
Pricing date	Original issue date (settlement date)	Maturity date
February , 2012 (expected to be February 23, 2012)	February , 2012 (three business days after the pricing date)	, 2015 (expected to be between February 2015 and August 2015). The actual maturity date will be determined on the pricing date.

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Aggregate principal amount:	$
Issue price:	$1,000 per note
Principal amount:	$1,000 per note
Denominations:	$1,000 and integral multiples thereof
Valuation date:	, 2015 (three business days prior to the maturity date), subject to postponement for non-underlying index business days and certain market disruption events
Underlying index:	Russell 2000® Index
Principal due at maturity:	Full principal amount due at maturity
Interest:	None
Payment at maturity:	For each note, the $1,000 principal amount per note, plus the note return amount, which may be zero or positive
Note return amount per note:
•     If the final index value is less than or equal to the initial index value:
$0
•     If the final index value is greater than the initial index value but less than or equal to the upside knock-out value:
$1,000 × the index return percentage
•     If the final index value is greater than the upside knock-out value:
$60 (6% of the principal amount per note)
The note return amount will never be greater than $240 per note (24% of the principal amount per note), and your payment at maturity will never be greater than $1,240 per note.  The note return amount will be $0 if the final index value is less than or equal to the initial index value.

Upside knock-out value:	(approximately 124% of the initial index value)
Index return percentage:	(final index value – initial index value) / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Risk factors:	Please see “Risk Factors” beginning on page PS-13.

February 2012	PS-6

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	1730T0WA3
ISIN:	US1730T0WA32
United States federal income tax considerations:
The following summary is a general discussion of the U.S. federal income tax consequences of ownership and disposition of the notes.  It applies only to an initial investor who purchases the notes for their issue price and holds them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Each holder, by purchasing the notes, agrees to treat each note for U.S. federal income tax purposes as a debt instrument that is subject to U.S. Treasury regulations governing contingent payment debt instruments.  The remainder of this summary assumes this treatment.

We are required to determine a “comparable yield” for the notes.  The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  Solely for purposes of determining the amount of interest income that United States holders (as defined in the accompanying product supplement) will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

The comparable yield is a rate of    %, compounded semi-annually; the projected payment schedule with respect to a note consists of a single payment at maturity, equal to $      .  Assuming a semi-annual accrual period, the following table sets out the amount of original issue discount (“OID”) that will be deemed to accrue with respect to a note during each calendar year, based upon our determination of the comparable yield and the projected payment schedule:

Calendar Period	OID Deemed to Accrue During Calendar Period (Per $1,000 Note)	Total OID Deemed to Have Accrued From Issue Date (Per $1,000 Note) as of End of Calendar Period
Original Issue Date through December 31, 2012	$	$
January 1, 2013 through December 31, 2013	$	$
January 1, 2014 through December 31, 2014	$	$
January 1, 2015 through the Maturity Date	$	$

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual payment at maturity that will be made on a Note.

For U.S. federal income tax purposes, a United States holder is required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the notes, unless the United States holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the “IRS”).  Regardless of its accounting method for U.S. federal income tax purposes, a United States holder will be required to accrue OID on the notes into income at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected payment at maturity on the notes (as described below).

In addition to interest accrued based upon the comparable yield as described above, at maturity a United States holder will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of the actual payment at maturity over the projected payment at maturity) in respect of a Note.  A net negative adjustment (i.e., the excess of the projected payment at maturity over the actual payment at maturity) in respect of a Note for a taxable year:

•  will first reduce the amount of interest in respect of the Note that the United States holder would otherwise be required to include in income in the taxable year; and

•  to the extent of any excess, will give rise to an ordinary loss, but only to the extent of all previous interest inclusions under the Note.

A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

February 2012	PS-7

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

Upon a sale or exchange of a Note prior to maturity, a United States holder generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and the United States holder’s adjusted basis in the Note.  A United States holder’s adjusted basis in the Note will equal the cost thereof, increased by the amount of interest income previously accrued by the holder in respect of the Note.  United States holders generally must treat any income on the sale or exchange as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  A United States holder who recognizes a loss above certain thresholds may be required to file a disclosure statement with the IRS.  United States holders should consult their tax advisers regarding this reporting obligation.

Special rules might apply if the payment at maturity of the notes becomes fixed.  For purposes of this rule, the payment at maturity will be fixed if all remaining contingencies with respect to it are remote or incidental.  Under these rules, a United States holder would be required to make adjustments to account for the difference between the fixed payment at maturity and the projected payment at maturity in a reasonable manner over the remaining term of the Note.  A United States holder's adjusted basis in the Note and the character of any gain or loss on the sale or exchange of the Note would also be affected.  United States holders should consult their tax advisers concerning the application of these special rules.

A Non-United States holder (as defined in the accompanying product supplement) generally will not be subject to U.S. federal withholding or income tax in respect of payments on or with respect to the notes, provided that the Non-United States holder (or a financial institution holding the notes on behalf of the Non-United States holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.  Special rules apply to Non-United States holders whose income and gain on their notes are effectively connected with the conduct of a U.S. trade or business.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in swaps, options and/or futures contracts on the underlying index and/or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value and the upside knock-out value and, therefore, the values above and below which the underlying index must close on the valuation date before investors would participate on a 1-to-1 basis in any increase in the closing value of the underlying index. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets Inc. affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying product supplement for more information.

February 2012	PS-8

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

Fees and selling concessions:
Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, will receive an underwriting fee of up to $30.00 for each note sold in this offering. The actual underwriting fee per note will be equal to $30.00 for each note sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Selected dealers not affiliated with Citigroup Global Markets Inc. will receive a selling concession of up to $30.00 for each note they sell.  Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $30.00 for each note they sell.

Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for additional information.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets Inc. is an affiliate of Citigroup Funding Inc. Accordingly, the offering of the notes will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the notes.

Brazil
The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico
Pursuant to the Mexican Securities Market Law, the notes have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay
In Uruguay, the notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The notes do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru
The information contained in this document has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia
The offshore notes are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons

February 2012	PS-9

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

Contact:	Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

We encourage you to read the accompanying product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document, before you invest in the notes.

February 2012	PS-10

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes for a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates). Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of February 2, 2012, yield an average of 1.39% per year.  If the average dividend yield remained constant for the term of the notes, this would be equivalent to between 4.17% and 4.87% (calculated on a simple interest basis) over the approximately 3-year to 3.5-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the notes.

The graph is based on the following terms:

Principal amount:	$1,000 per note
Upside knock-out value:	124% of the initial index value
Fixed note return amount if the final index value is greater than the upside knock-out value:	6% of the principal amount per note

Notes Payoff Diagram

How it works

▪	If the final index value is less than or equal to the initial index value, the note return amount will be $0 and investors will receive the principal amount per note at maturity.

▪
If the final index value is greater than the initial index value but less than or equal to the upside knock-out value, the note return amount per note will be equal to the principal amount multiplied by the index return percentage, and investors will participate on a 1-to-1 basis in the positive performance of the underlying index and receive an amount at maturity greater than $1,000 but less than or equal to $1,240 per note.

February 2012	PS-11

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

▪
For example, if the closing value of the underlying index increases by 10% from the pricing date to the valuation date, the note return amount will be $100 per note and an investor will receive a payment at maturity equal to $1,100 per note.

▪
For example, if the closing value of the underlying index increases by 24% from the pricing date to the valuation date, the note return amount will be $240 per note and an investor will receive a payment at maturity equal to $1,240 per note, the maximum payment on the notes.

▪
If the final index value is greater than the upside knock-out value, the note return amount will be $60 per note and investors will receive a payment at maturity of $1,060 per note, regardless of how significantly the underlying index has appreciated.

▪
For example, if the closing value of the underlying index increases by 25% from the pricing date to the valuation date, the note return amount will be $60 per note and an investor will receive a payment at maturity equal to $1,060 per note.

February 2012	PS-12

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying product supplement related to this offering and “Risk Factors” in the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

■
You may not receive any return on your investment in the notes.  Unlike ordinary debt securities, the notes do not pay any interest.  You will receive a positive return on your investment in the notes only if the closing value of the underlying index on the valuation date is greater than the closing value of the underlying index on the pricing date.

■
If the final index value is greater than the upside knock-out value, your total return on the notes will be limited to 6% and the notes will significantly underperform the underlying index. If the closing value of the underlying index on the valuation date is greater than the upside knock-out value of 124% of the initial index value, the note return amount will be equal to 6% of the principal amount of the notes, regardless of how significantly the underlying index has appreciated.  In this circumstance, your investment in the notes will significantly underperform the underlying index from the pricing date to the valuation date (as measured solely on those two dates).  Moreover, in this circumstance, your return on the notes will be less than the yield on a standard debt security of ours of comparable maturity and will be less than the dividend yield on the underlying index (based on the average annual dividend yield as of February 2, 2012).

■
Historically, the closing value of the underlying index has been volatile.  Historically, the closing value of the underlying index has been volatile. From January 3, 2007 to February 2, 2012, the closing value of the underlying index has been as low as 343.26 and as high as 865.29.  The return on the notes is particularly sensitive to the volatility of the underlying index, as the payment at maturity will depend on the closing value of the underlying index on a single date, the valuation date, and will be optimized where the final index value is within the range of 6% to 24% greater than the initial index value.  The volatility of the underlying index may result in a final index value that is either less than the initial index value or greater than the upside knock-out value, in which case you would receive no return or a below-market total return on your investment in the notes.  See “Historical Information” below.

■
The yield on the notes may be lower than the yield on a standard debt security of comparable maturity. The notes do not pay any periodic interest and will provide a positive return at maturity only if and to the extent that the underlying index appreciates from the pricing date to the valuation date (as measured solely on those two dates).  However, if the final index value is greater than the upside knock-out value, your total return on the notes will be limited to 6%.  As a result, if (i) the closing value of the underlying index decreases or does not increase sufficiently from the pricing date to the valuation date or (ii) the final index value is greater than the upside knock-out value, resulting in a fixed total return of 6% over the term of the notes, the effective yield on the notes will be at a rate lower than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

■
The appreciation potential of the notes is limited to a maximum payment at maturity of $1,240 (124% of the principal amount) per note.  Because the note return amount will be fixed at 6% for all final index values exceeding 124% of the initial index value, your payment at maturity will never be greater than $1,240 per note, which represents a maximum total return of 24% on your investment in the notes.

■
Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

■
The market value of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets Inc. may be willing to purchase the notes in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the notes mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

■
The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings or its credit spreads may adversely affect the market value of the notes.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

February 2012	PS-13

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

■
Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. As of February 2, 2012, the stocks that constitute the underlying index average a dividend yield of 1.39% per year.  If this average dividend yield were to remain constant for the term of the notes, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of between 4.17% and 4.87% (calculated on a simple interest basis) by investing in the notes instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

■
Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
You will have no rights against the publisher of the underlying index or any issuer of any stock included in the underlying index. You will have no rights against the publisher of the underlying index or any issuer of any stock included in the underlying index even though the amount you receive at maturity will depend on the closing value of the underlying index on the valuation date and such value is based on the prices of the stocks included in the underlying index.  The index publisher and the issuers of the stocks included in the underlying index are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

■
The historical performance of the underlying index is not an indication of the future performance of the underlying index. The historical performance of the underlying index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying index during the term of the notes. Changes in the price of the underlying index will affect the trading price of the notes, but it is impossible to predict whether the value of the underlying index will fall or rise.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?” in the accompanying product supplement.

■
The notes will not be listed on any securities exchange, and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets Inc. may, but is not obligated, to make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If at any time Citigroup Global Markets Inc. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

■
The calculation agent, which is an affiliate of the ours, will make determinations with respect to the notes. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial index value, the final index value, the upside knock-out value, the index return percentage, the note return amount and your payment at maturity. Determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of a successor index or calculation of the closing value of the underlying index in the event of a market disruption event, or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes. One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and/or options contracts on the underlying index and/or the stocks that constitute the underlying index and/or in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying

February 2012	PS-14

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and the upside knock-out value and, therefore, the values above and below which the underlying index must close on the valuation date before investors would participate on a 1-to-1 basis in any increase in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).  Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

February 2012	PS-15

Citigroup Funding Inc.

Market-Linked Notes Based on the Value of the Russell 2000® Index due     , 2015

Historical Information

The following table sets forth the published high, low and end-of-quarter closing values of the underlying index for each quarter in the period from January 3, 2007 through February 2, 2012.  The closing value of the underlying index on February 2, 2012 was 812.89.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take historical closing values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

Russell 2000® Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter (through February 2, 2012)	812.89	747.28	812.89

Additional Considerations

If no closing value of the underlying index is available or there is a market disruption event on the valuation date, the calculation agent may determine the closing value of the underlying index on that day in accordance with the procedures set forth in the accompanying product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the closing value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Provisions Relating to the Underlying Benchmark—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the accompanying product supplement for more information.

In case of default in payment at maturity of the notes, the notes will bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of      % per annum on the unpaid amount due.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2012	PS-16

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these notes in any state where the offer is not permitted.
____________________

TABLE OF CONTENTS

Citigroup Funding Inc.

Medium-Term Notes, Series D

Market-Linked Notes Based on the Value of the Russell 2000® Index
due       , 2015
($1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
February      , 2012
(Including Product Supplement Dated July 13, 2011, Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

Page
Pricing Supplement
Summary Terms	PS-1
Investment Overview	PS-2
Russell 2000® Index Overview	PS-2
Key Investment Rationale	PS-4
Summary of Selected Key Risks	PS-4
Fact Sheet	PS-6
How the Notes Work	PS-11
Risk Factors	PS-13
Historical Information	PS-16
Additional Considerations	PS-16

Product Supplement
Summary Information-Q&A	PRS-2
Risk Factors relating to the Notes	PRS-6
Description of the Notes	PRS-14
Provisions Relating to the Underlying Benchmark	PRS-17
Certain United States Federal Income Tax Considerations	PRS-23
Plan of Distribution; Conflicts of Interest	PRS-30
ERISA Matters	PRS-30
Annex A- Underling Benchmarks	A-1

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28